GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY OF NEW YORK

489 Fifth Avenue, 28th Floor

New York, New York 10017

December 22, 2016

Re:	Opinion of Counsel
Registration Statement on Form N-4
Variable Annuity-2 Series Account
Great-West Smart Track Advisor Variable Annuity
File Nos: 333-212091; 811-05961

Ladies and Gentlemen:

This opinion is furnished in connection with the filing of the above-referenced registration statement (the “Registration Statement”) of the Great-West Smart Track Advisor Variable Annuity (the “Contract”), issued by Great-West Life & Annuity Insurance Company of New York, a New York corporation (the “Company”), with respect to the proposed sale of Contracts described in the prospectus (the “Prospectus”) contained in the Registration Statement.

I am the Associate General Counsel & Associate Secretary of the Company. In so acting, I have made such examination of the law, records and documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. For purposes of such examination, I have assumed the genuineness of all signatures and the conformity to the original of all copies.

Based on the foregoing, I am of the opinion that:

1.	The Company is a corporation in good standing, duly organized and validly existing under the laws of the State of New York, and subject to regulation by the New York Department of Financial Services.

2.	The Contract is validly established in accordance with the provisions of the New York Insurance Code.

3.	All of the prescribed corporate procedures for the issuance of the Contracts have been followed, and when the Contracts are issued and sold in accordance with the Prospectus contained in the Registration Statement (or as amended further to comply with the requirements of the U.S. Securities and Exchange Commission), all applicable state laws will have been complied with.

4.	When issued and sold as described in the Prospectus, the Contract will be legally issued, fully paid and non-assessable, and represent binding obligations of the Company in accordance with its terms.

I consent to the use of this opinion or a copy thereof as an exhibit to the Registration Statement.

Sincerely,

/s/ Ryan L. Logsdon

Ryan L. Logsdon

Associate General Counsel & Associate Secretary

Great-West Life & Annuity Insurance Company of New York